THIS EXHIBIT HAS BEEN REDACTED AND IS THE SUBJECT OF A CONFIDENTIAL TREATMENT REQUEST PURSUANT TO RULE 406. REDACTED MATERIAL IS MARKED WITH [***] AND HAS BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.

Exhibit 10.38

LICENSE AGREEMENT

THIS LICENSE AGREEMENT (the “Agreement” or the “License”) is entered into as of March 15, 2012, by and between Dr. Michael Seidman, an individual, and Body Language Vitamin Company, a Michigan corporation (collectively, “Licensor”), on one hand, and FVA Ventures, Inc., a California corporation (“Licensee” and together with Licensor, the “Parties”).

BUSINESS TERMS

1.	Effective Date: February 1, 2012

2.	Licensed Formulas: The formulas for the Licensed Products, as listed on the attached Schedule I.

3.	Licensed Products: Licensed Products shall mean the products listed on the attached Schedule II.

4.	Territory: Worldwide

5.	Term: The term shall be as set forth in Section 5.1 of the attached Terms and Conditions (the “Term”).

6.	Royalty Rate: Licensee agrees to pay to Licensor the following royalties (collectively, the “Royalties”):

a.	*** per bottle (or bottle equivalent if sold in another form) for a la carte sales of a product including the Licensed Products; provided that such royalty shall be prorated if Licensee sells such product at less than the wholesale price listed opposite such product on the attached Schedule II.

b.	*** per bottle (or bottle equivalent if sold in another form) of Licensed Product (or product of Licensee that contains a Licensed Product) in each Kit, not including ESS. “Kit” shall mean any combination of products including Licensed Products that are sold by Licensee for one combined price.

For the avoidance of doubt, Licensee shall pay no royalty to Licensor for the sale of ESS or any other Promoter Enrollment Kit (i.e., A Kit that is purchased upon enrollment by a new promoter of Licensee’s products).

This Agreement consists of the Business Terms set forth above and the attached Terms and Conditions (collectively, this “Agreement”). This Agreement is the entire licensing agreement between the Parties and supersedes all previous and contemporaneous agreements, communications and course of dealings between the parties regarding the subject matter hereof, including, but not limited to, that certain Consulting and Royalty Agreement dated as of November 4, 2005 between Licensor and Licensee, which the Parties agree is of no further force or effect. The Business Terms shall control in the event of a conflict with any of the provisions of the Terms and Conditions; however to the extent that the Terms and Conditions are more expansive than the Business Terms but do not directly conflict with the Business Terms, the Terms and Conditions shall control. The parties agree to be bound by the terms of this Agreement and each party has caused this Agreement to be signed by its duly authorized representative.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement effective as of the date set forth herein above.

LICENSOR:

BODY LANGUAGE VITAMIN COMPANY, A Michigan corporation

By:	/s/ Dr. Michael Seidman
Name: Dr. Michael Seidman
Title:

/s/ Michael Seidman
Michael Seidman

Address for Notices:
Dr. Michael Seidman
5310 Putnam
West Bloomfield, MI 48322
Facsimile:
Email:

[signatures continued on next page]

[Signature Page for License Agreement]

LICENSEE:

FVA VENTURES, INC., a California corporation

By:	/s/ Ryan Blair
Name: Ryan Blair
Title: CEO

Address for Notice:

ViSalus Sciences
1607 E Big Beaver Rd. Suite 110
Troy, MI 48083
Attention: Mr. John Tolmie
Facsimile:
Email:

With a copy (which shall not constitute notice) to:

Eisner, Kahan & Gorry
9601 Wilshire Blvd., Suite 700
Beverly Hills, CA 90210
Attention: Tim Gorry
Facsimile: (310) 855-3201
E-Mail: tgorry@eisnerlaw.com

[Signature Page for License Agreement]

TERMS AND CONDITIONS

1.	License.

1.1.	Licensed Products. Subject to all of the terms and conditions of this Agreement, Licensor hereby grants to Licensee, and Licensee accepts, the exclusive right and license to use the Licensed Formulas (and any enhancement or derivation thereof) in connection with the manufacture, marketing, distribution and sale of the Licensed Products within the Territory during the Term. Without limiting the generality of the foregoing, Licensee shall have the right to sublicense the manufacture of the Licensed Products to one or more third parties determined by Licensee. Licensor agrees and acknowledges that Licensee had a valid license to manufacture, market, distribute and sell the Licensed Products prior to the Effective Date.

1.2.	License Rights. During the Term and solely in connection with the marketing, advertisement, promotion and sale of the Licensed Products in the Territory, Licensor grants to Licensee the right and license (the “License Rights”) to use any words, symbols, photographic or graphic representations, statements by Dr. Seidman or combinations thereof which identify Dr. Seidman (collectively, the “Seidman Likeness”).

2.	Intellectual Property Rights.

2.1.	Ownership. Licensee acknowledges that, as between the parties, the Licensed Formulas and Seidman Likeness are owned solely and exclusively by Licensor. Licensee agrees that it will not attack or contest the validity of Licensor’s ownership of the Licensed Formulas or Seidman Likeness. Licensee hereby acknowledges and agrees that, except as set forth herein, Licensee has no rights, title or interest in or to the Licensed Formulas and that all use of the same by Licensee shall inure to the benefit of Licensor. Notwithstanding the foregoing, Licensor hereby acknowledges and agrees that Licensee owns the “Vi-Pak” and “Vimmunity” marks, that Licensee has used the “Vi-Pak” and “Vimmunity” marks in commerce since at least [ ] and [ ] respectively, and that all use of the same by Licensee shall inure solely to the benefit of Licensee. Licensor further acknowledges and agrees that it shall not use the “Vi-Pak” or “Vimmunity” marks or any other of Licensee’s marks or other intellectual property, or derivations and variations thereof.

2.2.	Infringement by Licensed Formulas. Licensor represents and warrants that (i) it has all rights necessary to enter into this Agreement and grant the rights to Licensee granted herein and (ii) the Licensed Formulas does not and will not infringe any intellectual property rights of any third party.

2.3.

Third Party Infringement.     Licensor shall reasonably cooperate with Licensee to protect and defend the Licensed Products. Licensee shall have the exclusive right, but not any obligation, to take any action including instituting legal action or taking other actions which it deems necessary in its sole and absolute discretion to protect its interest in the Licensed Products. Licensor shall reasonably cooperate with and assist Licensee in any such action. In the event Licensor reasonably believes that any action (including instituting legal action or any other actions) is necessary to protect its interest in the Licensed Formulas, Licensor shall notify Licensee in writing of the actions Licensor believes are necessary and any other information pertaining thereto; provided, that if

Licensee does not agree to take such actions within ten (10) business days of receiving such notice, Licensor shall have the right, but not any obligation, to take any such actions that Licensor deems necessary in its sole discretion to protect its interest in the Licensed Formulas at Licensor’s own cost.

3.	Royalty Payments and Accounting.

3.1.	Royalty Payments. All payments by Licensee hereunder shall be made in US dollars by wire transfer to Licensor or by such other method of payment as Licensor may designate from time to time, and shall be made simultaneously with the delivery of the royalty statements described in Section 3.3 of these Terms and Conditions.

3.2.	Books and Records. Licensee shall keep true and accurate books of account and records in accordance with generally accepted accounting principles, consistently applied, covering all transactions relating to this Agreement and the license granted hereunder. Licensee shall keep such books of account and records available during the Term and for not less than two (2) years thereafter.

3.3.	Royalty Statements. Within thirty (10) days following the last day of each calendar month during the Term, Licensee shall deliver to Licensor, whether or not any Licensed Products are sold, a complete and accurate written report with respect to the most recently ended month. The report shall set forth, for each of the Licensed Products sold during the month and with respect to each purchaser, the following information: (i) the number of units sold including a la carte and Kits, (ii) the number of units sold below wholesale, (iii) the number of units returned, and (iv) the amount of Royalties payable by Licensee. Notwithstanding anything to the contrary contained elsewhere in this Agreement, there shall be a deduction against Royalties payable pursuant to this Agreement for all returns of the Licensed Products.

3.4.	Audit. During the Term and for two (2) years thereafter, Licensor and its duly authorized representatives shall have the right, upon reasonable advance notice, during normal business hours, to examine and copy such books of account and records and all other documents and materials in the possession or under the control of Licensee and its successors with respect to the information and reports to be maintained and/or provided by Licensee pursuant to this Agreement. Licensee shall promptly pay to Licensor the amount of any underpayment of any amount payable by Licensee hereunder revealed by such audit. The cost and expense of such examination shall be borne by Licensor, provided, however, if the amount of any underpayment exceeds ten percent (10%) of the amount of Royalties payable by Licensee during the period being audited, then Licensee shall reimburse Licensor’s costs and expenses of the audit (in addition to the unpaid Royalties).

4.	Representations and Warranties.

4.1.	Licensor and Licensee each represent and warrant to the other that:

(a) It is duly organized and is validly existing in good standing under the laws of the jurisdiction in which it was organized;

(b) It has the power and is duly authorized to enter into and perform this Agreement;

(c) It has taken all necessary action to authorize the execution and delivery of this Agreement; and

(d) It has not entered into any other agreement, and is not subject to any order, decree or ruling, which would prohibit it from performing its obligations under this Agreement.

4. 2 Licensor represents and warrants to Licensee that the Licensed Formulas (i) comply with all applicable laws, rules, regulations and standards, including without limitation, those of the U.S. Food and Drug Administration and similar agencies in other countries throughout the Territory; and (ii) shall be merchantable, and fit for the purposes for which they are intended.

5.	Term and Termination.

5.1.	Term. The term of this agreement shall be the two year period beginning February 1, 2012 (“Effective Date”) through February 28, 2014, including any applicable Sell-Off Period (defined in Section 5.5, below).

5.2.	Immediate Termination. In addition to all other rights and remedies available to Licensor, Licensor shall have the right to terminate this Agreement immediately upon written notice to Licensee if:

(i)	Licensee (a) seeks protection under any bankruptcy, receivership, trust deed, creditors arrangement, composition or comparable proceeding, or if any such proceeding is instituted against Licensee and not dismissed within sixty (60) days, (b) is declared insolvent, (c) makes an assignment for the benefit of creditors or (d) dissolves, is liquidated, ceases to do business in the ordinary course or otherwise terminates its business operations;

(ii)	A custodian, trustee or receiver is appointed for Licensee and is not discharged within thirty (30) days; or

(iii)	Licensee is no longer selling the Licensed Products, as evidenced by Licensor not receiving any Royalty Payments for three (3) consecutive months (unless such Royalty Payments are withheld as a result of a bona fide dispute between the parties).

5.3.	Termination for Breach. This Agreement may be terminated by the non-breaching Party upon the occurrence of a breach by the other Party in the performance of its obligations under this Agreement, which breach (if capable of cure) is not cured to the reasonable satisfaction of the non-breaching Party within thirty (30) business days after the non-breaching Party has delivered written notice of such breach to the breaching Party.

5.4.	Effect of Termination. Immediately upon expiration or any termination of this Agreement, all rights granted to Licensee hereunder shall immediately and automatically revert to Licensor and Licensee (except as specifically permitted in Section 5.5 below) shall immediately cease the manufacture and sale of the Licensed Products, except that any work-in-process may be completed at Licensee’s option, to fill orders taken prior to the date of termination or expiration, and to honor purchase commitments which are outstanding and non-cancelable. The following Sections shall survive the termination of this Agreement: Sections 3.2, 3.4, 5.5, 6, 8, 9 and 10.

5.5.

Disposal of Stock upon Termination.    Upon expiration or any termination of this Agreement (except pursuant to Section 5.2 above), Licensee may, for a period ending on the date that Licensee sells all remaining Licensed Products (the “Sell-Off

Period”), sell only those units of the Licensed Products which are on hand in Licensee’s inventory, in transit or in process of manufacture on the effective date of termination or expiration, provided that: (i) all such sales shall be duly accounted for and shall be subject to all provisions of this Agreement (including, but not limited to, the furnishing of statements of Royalties and the payment of Royalties to Licensor), and (ii) all sales are made in accordance with the provisions of this Agreement.

6.	Exclusivity. From the Effective Date through the one (1) year anniversary of the termination of this Agreement, Licensor shall not, directly or indirectly, anywhere in the Territory (i) give the right to use or permit the use of the Seidman Likeness in connection with any network marketing company (including direct sales, multilevel, network, etc.) (the “Competing Businesses”) other than those of Licensee; (ii) publicly sponsor or endorse, either in person or through any form of media (including but not limited to any co-branding arrangement) any product of any Competing Businesses other than those of Licensee; and (iii) advise any person or entity other than Licensee with respect to any Competing Businesses. Notwithstanding anything herein to the contrary, in the event any court or arbitration of competent jurisdiction shall finally hold that the time or territory or any other provision of this Section 6 constitutes an unreasonable restriction against Licensor, the provisions hereof shall not be rendered void, but shall apply as to such time, territory and other provisions to such extent as such court or arbitration may judicially determine or indicate constitutes a reasonable restriction under the circumstances involved and, in its reduced form, such provision shall then be enforceable and shall be enforced.

7.	Compliance with Laws. Licensee shall comply with all applicable federal, state and local laws, rules and regulations in its performance under this Agreement.

8.	Indemnification.

8.1.	Licensee shall defend, indemnify and hold Licensor, its affiliates and their respective officers, directors, stockholders, employees, agents, successors and assigns (together “Licensor Parties”) harmless from and against any and all third party demands, claims, liabilities, suits, proceedings, damages, losses, judgments and settlements and all related costs and expenses including, but not limited to, reasonable attorneys’ fees and court costs (“Claims”), arising directly or indirectly from or in connection with the manufacture, production, labeling, packaging, marketing, distribution, advertising, promotion, or sale of the Licensed Products; provided, however, that Licensee shall not be liable for any portion of such Claims resulting from any Licensor Party’s breach of any provision of this Agreement (including, but not limited to, the representations and warranties). If any action or proceeding shall be brought or asserted against Licensor in which indemnity from Licensee may be sought under this Section 8.1, Licensor shall notify Licensee in writing and Licensee shall promptly assume the defense thereof. Licensor may, at its own expense, be represented by its own counsel in such action or proceeding.

8.2.

Licensor shall defend, indemnify and hold Licensee, its affiliates and their respective officers, directors, stockholders, employees, agents, successors and assigns harmless from and against any and all Claims, arising directly or indirectly from or relating to the Licensed Formulas, or a breach of any provision of this Agreement (including, but not limited to, the representations and warranties) by Licensor. If any action or proceeding shall be brought or asserted against Licensee in which indemnity from Licensor may be sought under this Section 8.2, Licensee shall notify Licensor in writing and Licensor shall promptly assume the defense thereof. Licensee may, at its own expense, be represented by its own counsel in such action or proceeding.

9.	Confidentiality. Each Party understands and acknowledges that it may have access to information concerning the other Party that is confidential or proprietary including, without limitation, information about such Party’s business and marketing plans, sales volumes, pricing, customers, manufacturers, licensees, suppliers, and distributors (“Confidential Information”). Each Party (the “receiving party”) shall maintain such Confidential Information disclosed by the other Party (the “disclosing party”) and the financial terms of this Agreement in strict confidence during the Term and for a period of not less than two (2) years following the expiration or termination of this Agreement. The receiving party shall not disclose to any third party or make any use of the disclosing party’s Confidential Information except as may be necessary to perform its obligations hereunder; provided, that Licensee may share the Confidential Information with a potential buyer or investor of Licensee provided that any person to whom such Confidential Information is disclosed or who have access to Confidential Information agree to keep such information confidential under confidentiality obligations at least as restrictive as those contained herein. Notwithstanding the foregoing, Confidential Information shall not include any information that: (A) was in or entered the public domain through no fault of the receiving party and not in violation of this Agreement; (B) is disclosed to the receiving party by a third party legally entitled to make such disclosure without violation of any obligation of confidentiality; or (C) is independently developed by the receiving party without violating any of its obligations hereunder. In the event that the receiving party is requested pursuant to, or required by, applicable law or regulation to disclose any Confidential Information or any other information concerning the disclosing party, the receiving party shall provide the disclosing party with prompt written notice of such request or requirement in order to enable the disclosing party (i) to seek an appropriate protective order or other remedy, (ii) to consult with receiving party with respect to receiving party’s taking steps to resist or narrow the scope of such request or (iii) to waive compliance, in whole or in part, with the terms of this Agreement. In the event that such protective order or other remedy is not obtained, or disclosing party waives compliance, in whole or in part, with the terms of this Agreement, receiving party shall use commercially reasonable efforts to disclose only that portion of the Confidential Information that is legally required to be disclosed and to ensure that all Confidential Information that is so disclosed will be accorded confidential treatment.

10.	Miscellaneous.

10.1.	Relationship of Parties. The parties are independent contractors. Nothing herein shall be deemed to establish a partnership, joint venture, association or employment relationship between the parties. Neither Party shall incur any obligations for or in the name of the other party, or have the authority to bind or obligate the other Party.

10.2.

Notices.     Any notice, request for approval or other communication required or permitted to be made or given to either Party under this Agreement shall be deemed sufficient if sent to such Party’s address, e-mail address or fax number as set forth on the signature pages below, or such other address, e-mail address or fax number as may be given from time to time under the terms of this Section 10.2 and shall be deemed given (i) on the date of delivery only if delivered by a commercial overnight courier service, with confirmation of receipt and costs prepaid, (ii) on the date of receipt if sent by electronic mail or facsimile to the e-mail address or fax number for notices set forth on the first page of this Agreement with a confirmation copy sent by certified or registered mail, costs prepaid, or (iii) on the earlier of the date of receipt or three (3) days after deposit in the U.S. mails if sent by certified or registered mail, return receipt requested and postage prepaid.

10.3.	Successors and Assigns. This Agreement shall be binding upon and shall inure to the benefit of all successors and assigns of the parties.

10.4.	No Third Party Beneficiaries. This Agreement is not for the benefit of any third party and shall not be deemed to grant any right or remedy to any third party.

10.5.	Amendment and Waiver. Except as otherwise expressly provided herein, no provision of this Agreement may be amended, and the rights under any provision of this Agreement shall not be deemed to be waived, except as set forth in a writing signed by a duly authorized representative of each Party.

10.6.	Assignment. Neither Party shall assign this Agreement, in whole or in part, without the other Party’s written consent, which consent will not be unreasonably withheld, except that Licensee’s rights or obligations hereunder may be transferred to an assignee, provided that such assignee agrees in writing to be bound by all of the terms and conditions of this Agreement.

10.7.	No Waiver. The failure of either Party at any time to require performance by the other Party of any provision hereof shall not diminish the full right to require such performance at any time thereafter. The waiver by either Party of a breach of any provision hereof shall not be a waiver of the provision itself or any other breach thereof. No failure on the part of either Party to exercise any right or remedy hereunder, and no delay on the part of either Party in exercising any such right or remedy, shall preclude any other or further exercise thereof or of any other right or remedy.

10.8.	Severability. If any provision of this Agreement is held by a court of competent jurisdiction to be illegal, invalid or unenforceable, that provision shall be limited or eliminated to the minimum extent necessary so that this Agreement shall otherwise remain in full force and effect and enforceable.

10.9.	Governing Law; Legal Actions. This Agreement shall be construed according to the laws of the State of Michigan without regard to conflict of laws provisions thereof. The parties hereby submit to the jurisdiction of the state and federal courts in Oakland County, Michigan and agree that said courts have the sole and exclusive jurisdiction over any and all disputes and causes of action involving such Party that arise out of or relate to this Agreement or its performance. Should either Party bring legal action to enforce its rights under this Agreement, the prevailing Party in such action shall be entitled to recover from the losing Party its reasonable attorneys’ fees and costs in addition to any other relief to which such Party is entitled.

10.10.	Headings; Construction. Headings and captions are for convenience only and are not to be used in the interpretation of the Agreement. Each Party agrees that any rule of construction to the effect that ambiguities are to be resolved against the drafting Party shall not be applied in the construction or interpretation of this Agreement.

10.11.	Counterparts: Facsimile Signatures. This Agreement may be executed in two or more counterparts, each of which will be deemed an original, but all of which taken together shall constitute one and the same instrument. A facsimile signature shall be deemed an original for purposes of evidencing execution of this Agreement.

*        *        *         *        *

SCHEDULE I

Licensed Products

Product Name	Product Formula
[ ]	[ ]
[ ]	[ ]
[ ]	[ ]
[ ]	[ ]
[ ]	[ ]
[ ]	[ ]

SCHEDULE II

Product Name	Wholesale List Price
Vi-pak 30-Day (includes 30 day supply of Anti-Aging, Antioxidant, Multi Mineral, Omega Vitals)	$125.00
Vimmunity (60 capsules)	$28.00
Anti-Aging and Energy (30 tablets)	$44.00
Supercharged Antioxidant (30 tablets)	$34.00
Multi Mineral and Vitamin (60 tablets)	$24.00
Omega Vitals (60 Softgels)	$34.00